SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported) May 8, 2002

                                   ENZON, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                           0-12957                  22-2372868
(State or other jurisdiction of         (Commission               (IRS Employer
incorporation)                           File Number)            Identification)


                20 Kingsbridge Road, Piscataway, New Jersey 08854
               (Address of principal executive offices) (Zip Code)


       (Registrant's telephone number, including area code: (732) 980-4500


                                       NA
          (Former name or former address, if changed since last report)


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Item 5. Other Events

      On May 8, 2002 Enzon, Inc. announced its financial results for the quarter ended March 31, 2002, the third quarter of Enzon's fiscal year
(FY) 2002. Our net earnings for the third quarter FY 2002 grew to $12.2 million or $0.28 per diluted share, as compared to $5.5 million or $0.13 per diluted share, for the same period in FY 2001. Total revenues for the quarter increased by $9.9 million, or 100 percent, to $19.8 million, as compared to $9.9 million for the prior year's comparable period.

      The increase in revenues for the quarter was principally due to increased royalties earned on sales of PEG-INTRON(TM) by our marketing partner, Schering-Plough Corporation or Schering-Plough. Total royalties on marketed products that utilize our PEG technology increased to $14.1 million during the third quarter of FY 2002, as compared to $2.4 million for the same period in FY 2001. In October 2001, Schering-Plough launched PEG-INTRON and REBETOL combination therapy in the U.S. for the treatment of chronic hepatitis C. The PEG-INTRON and REBETOL treatment regimen is the first and only pegylated interferon-based combination therapy approved in the United States. We also announced that Schering-Plough has indicated that would remove a large block of patients from the PEG-INTRON Access Assurance Program wait list. This is the third block of patients to come off the wait list since this program was transitioned to a wait-list system in January 2002. Schering-Plough has indicated that the wait-list system was put in place as a result of an overwhelming response to the introduction of the PEG-INTRON combination therapy for treating chronic hepatitis C to the U.S. market. The wait-list system will remain in place. Schering-Plough has indicated that it anticipates the inbalance between supply and demand for PEG-INTRON to be eliminated in the second half of calendar year 2001 and patients will no longer be placed on wait list as current manufacturing process improvements begin to ramp-up.

      Combined sales of our other two FDA approved products, ONCASPAR(R) and ADAGEN(R), increased by 6 percent to $5.7 million in the third quarter of FY 2002, as compared to $5.4 million for the same period in FY 2001 primarily due to increased sales of ONCASPAR.

      Research and development expenses for the third quarter of FY 2002 increased by $1.4 million or 37 percent to $5.1 million, as compared to $3.7 million for the third quarter of FY 2001. The increase was due primarily to increased research and development expenditures related to the advancement of the Company's preclinical and clinical PEG product pipeline, as well as increased personnel and related expenditures.

      We are currently conducting Phase II clinical trials for PROTHECAN(R) (PEG-camptothecin), Phase I clinical trials for PEG-paclitaxel, and preclinical studies for other PEG products in development. During the quarter ended March 31, 2002, we initiated patient


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dosing in a Phase II clinical trial for PROTHECAN in patients with non-small cell lung cancer. We expect to initiate additional Phase II trials for PROTHECAN as both a single agent and in combination with other oncolytics. Research and development expenses are expected to continue to increase significantly as we continue the clinical advancement of our PEG product pipeline and continue to strengthen our internal development capabilities.

      Selling, general and administrative expenses for the third quarter of FY 2002 increased by $1.1 million or 39 percent to $3.7 million, as compared to $2.6 million for the third quarter of FY 2001. This increase was primarily due to increases in payroll and related expenditures.

      During the third quarter of FY 2002, interest income increased to $3.9 million, as compared to $2.3 million for the third quarter of FY 2001 as a result of increased interest-bearing investments. Interest expense increased to $4.9 million for the third quarter of FY 2002. For the third quarter of FY 2001 we did not record any interest expense. The increases in interest-bearing investments and interest expense are due to our issuance of $400 million of 4.5% convertible subordinated notes during June 2001. As of March 31, 2002 we had total cash and interest-bearing investments of $489 million.

      Included in other income for the quarter ended March 31, 2002 is a one-time payment of $3 million. This payment was related to the broad strategic alliance that Enzon and Inhale Therapeutics, Inc. announced in January 2002 and represents reimbursement for certain legal fees.

      We also announce the resignation of Randy H. Thurman from our Board of Directors.

      Except for the historical information herein, the matters discussed in this Form 8-K include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors, which are described in the Company's Form 10-K, Form 10-Q's and Form 8-K's on file with the SEC, including without limitation, regulatory risks such as risks in obtaining and maintaining regulatory approval for indications and expanded indications, risks that Enzon will not outperform the sector, risks related to research and development costs and capabilities, market acceptance of and continuing demand for Enzon's products and the impact of competitive products and pricing.

                                      # # #

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                        (Financial statements to follow)

                          ENZON, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   Three Months ended March 31, 2002 and 2001
                                   (Unaudited)

                                                       March 31,      March 31,
                                                         2002            2001
                                                     ------------    -----------
Revenues:

  Net sales                                            $5,729,330     $5,382,060
  Royalties                                            14,072,174      2,410,200
Contract revenue                                           42,649      2,139,494
                                                     ------------    -----------
    Total revenues                                     19,844,153      9,931,754
                                                     ------------    -----------
Costs and expenses:

  Cost of sales                                         1,376,450        988,380
  Research and development expenses                     5,062,732      3,684,268
  Selling, general and administrative expenses          3,658,621      2,640,889
                                                     ------------    -----------
   Total costs and expenses                            10,097,803      7,313,537
                                                     ------------    -----------
   Operating income                                     9,746,350      2,618,217
                                                     ------------    -----------
Other income (expense):
 Interest income                                        3,892,568      2,255,642
 Interest expense                                      (4,956,895)            --
 Other income                                           3,217,878          1,483
                                                     ------------    -----------
                                                        2,153,551      2,257,125
                                                     ------------    -----------
Income before taxes                                    11,899,901      4,875,342
Tax benefit                                               267,174        632,879
                                                     ------------    -----------
Net income                                            $12,167,075     $5,508,221
                                                     ============    ===========
Basic earnings per common share                             $0.28          $0.13
                                                     ============    ===========
Diluted earnings per common share                           $0.28          $0.13
                                                     ============    ===========
Weighted average number of common shares
     issued and outstanding - basic                    42,969,222     41,802,586
                                                     ============    ===========
Weighted average number of common shares issued
  and outstanding and dilutive potential common
  shares outstanding                                   43,933,865     43,718,044
                                                     ============    ===========


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                          ENZON, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    Nine Months ended March 31, 2002 and 2001
                                   (Unaudited)

                                                       March 31,      March 31,
                                                         2002            2001
                                                     ------------    -----------
Revenues:
  Net sales                                           $16,683,135    $14,964,832
  Royalties                                            33,688,960      3,701,897
  Contract revenue                                        217,548      2,457,784
                                                     ------------    -----------
Total revenues                                         50,589,643     21,124,513
                                                     ------------    -----------
Costs and expenses:
  Cost of sales                                         4,222,870      2,860,592
  Research and development expenses                    12,548,297      8,829,537
  Selling, general and administrative expenses         12,305,403      8,228,926
                                                     ------------    -----------
     Total costs and expenses                          29,076,570     19,919,055
     Operating income                                  21,513,073      1,205,458
Other income (expense):
  Interest income                                      14,819,789      6,420,343
  Interest expense                                    (14,871,764)            --
  Other income                                          3,217,878         13,352
                                                     ------------    -----------
                                                        3,165,903      6,433,695
                                                     ------------    -----------
Income before taxes                                    24,678,976      7,639,153
Tax benefit                                               363,845        577,603
                                                     ------------    -----------
Net income                                            $25,042,821     $8,216,756
                                                     ============    ===========
Basic earnings per common share                             $0.59          $0.20
                                                     ============    ===========
Diluted earnings per common share                           $0.57          $0.19
                                                     ============    ===========
Weighted average number of common shares
   issued and outstanding - basic                      42,635,799     41,490,866
                                                     ============    ===========
Weighted average number of common shares
 issued and outstanding and dilutive potential
 common shares outstanding                             43,899,449     43,509,342
                                                     ============    ===========

                                      # # #


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 8, 2002

                                                           ENZON, INC.
                                                   ---------------------------
                                                           (Registrant)